                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                      ROYAL APPLIANCE REPORTS 2002 RESULTS

        CLEVELAND, Ohio -- February 13, 2003 - Royal Appliance Mfg. Co. (RAM -
NYSE), maker of Dirt Devil(R) floor care products and the Telezapper(R), had net income of $9.6 million, or $.69 per share for the year ended December 31, 2002, compared to $9.3 million or $.65 per share for the year ended December 31, 2001. Net sales for the year ended December 31, 2002 were $389.7 million, down 7.5% from last year's $421.3 million.

        Net income increased for the fourth quarter ended December 31, 2002, to $7.7 million, or $.56 per share, from $3.8 million, or $.27 per share for the comparable 2001 period. Net sales for the fourth quarter ended December 31, 2002 decreased 7.6% to $117.5 million from $127.2 million for the comparable 2001 period.

        The Company recorded earnings of $.31 per share in the fourth quarter of 2002 from the settlement of litigation and revenues from various licensing agreements of the Company's intellectual property, including the TeleZapper(R) and the Company's bagless upright vacuum technology.

        As previously announced, Royal has entered into a definitive agreement ("agreement") for its acquisition by TechTronic Industries. The agreement provides for Royal Appliance shareholders to receive US$7.37 per share in cash, or a total purchase price of approximately US$105 million.

        Under the terms of the agreement, Royal will be merged with a subsidiary of TechTronic Industries which, following the completion of the merger, will operate as a wholly owned subsidiary of TechTronic Industries. The transaction is expected to close in late March or early April of 2003. It is subject to, among other things, the expiration or termination of the Hart-Scott-Rodino Act waiting period and approval by the shareholders of both TechTronic Industries and Royal Appliance.

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
                                                                      Three months ended              Twelve months ended
                                                                         December 31,                     December 31,
                                                                    2002             2001            2002             2001
                                                                 ---------        ---------       ---------        ---------
                                                                      (Dollars in thousands, except per share amounts)
Net sales                                                        $ 117,467        $ 127,236       $ 389,726        $ 421,311

Cost of sales                                                       85,211           94,573         301,692          325,746
                                                                 ---------        ---------       ---------        ---------
  Gross margin                                                      32,256           32,663          88,034           95,565

Selling, general and administrative expenses                        23,423           26,168          74,684           77,587
                                                                 ---------        ---------       ---------        ---------
  Income from operations                                             8,833            6,495          13,350           17,978

Interest expense, net                                                  371              518           1,413            2,415
Litigation settlement, receivable securitization and other
expense (income), net                                               (3,561)             116          (2,972)           1,181
                                                                 ---------        ---------       ---------        ---------
  Income before income taxes                                        12,023            5,861          14,909           14,382

Income tax expense                                                   4,348            2,088           5,344            5,058
                                                                 ---------        ---------       ---------        ---------
  Net income                                                     $   7,675        $   3,773       $   9,565        $   9,324
                                                                 =========        =========       =========        =========
BASIC
Weighted average number of common
  shares outstanding (in thousands)                                 12,823           13,634          12,983           13,731

Earnings per share                                               $     .60        $     .28       $     .74        $     .68

DILUTED
Weighted average number of common
  shares and equivalents outstanding (in thousands)                 13,696           14,206          13,877           14,297

Earnings per share                                               $     .56        $     .27       $     .69        $     .65



        Royal Appliance primarily develops, assembles, sources, and markets vacuum cleaners and other cleaning appliances for home and commercial use under the Dirt Devil(R) and Royal(R) brand names, as well as the Telezapper(R), a device that helps reduce computer-dialed telemarketing calls. The Company's executive offices are located at 7005 Cochran Road, Glenwillow, Ohio 44139.

                Web site addresses: www.royalappliance.com, www.dirtdevil.com, www.telezapper.com, www.privacytechnologies.com, www.productlaunchpartners.com and www.royalvacuums.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Potential risks and uncertainties include, but are not limited to: approval of the merger agreement by the shareholders of both TechTronic Industries and the Company, the financial strength of the retail industry particularly in the major mass retail channel; the impact of Kmart's recent bankruptcy filing on Royal's future sales and earnings; the competitive pricing and aggressive product development environment within the floorcare industry; the impact of private-label programs by mass retailers; the cost and effectiveness of planned advertising, marketing and promotional campaigns; the success at retail and the continued acceptance by consumers of the Company's new products, the dependence upon the Company's ability to continue to successfully develop and introduce innovative products; the uncertainty of the Company's global supply chain and suppliers to continuously supply sourced finished goods and component parts; and general business and economic conditions.

CONTACTS:  Michael J. Merriman, Chief Executive Officer
           Richard G. Vasek, Chief Financial Officer

PHONE:     (440) 996-2000


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